EXHIBIT 99.1

HAYES LEMMERZ ANNOUNCES CHANGES IN SENIOR MANAGEMENT TEAM

NORTHVILLE, Mich., October 14, 2004 — Hayes Lemmerz International, Inc. (NASDAQ: HAYZ), today announced that James Stegemiller has decided to retire from his position as Vice President — President of the Company’s North American Wheel Group, effective November 1, 2004.

“I would like to thank Jim for the significant role he has played since he joined the Company in October 2001,” said Curtis Clawson, President, CEO and Chairman of the Board. “Jim played a very important role in the Company’s reorganization, successfully leading our North American wheel business through a significant turnaround over the term of his three-year agreement with the Company. He was a champion of many continuous improvement initiatives which had a meaningful impact on his operations. He will be missed in the wheel business but all of us at Hayes Lemmerz wish him well.”

At this time, Edward W. Kopkowski, 42, will assume responsibility for the North American Wheel Group. He will also continue in his role as President of Hayes Lemmerz’ Commercial Highway and Aftermarket Group and Operational Excellence.

Mr. Kopkowski joined Hayes Lemmerz in 2002 as Vice President of Operational Excellence. Prior to Hayes Lemmerz, Mr. Kopkowski served as Founder and President of Kopko Associates, Ltd., a consulting firm. Previous to that, Mr. Kopkowski was Vice President of Modular Products and Operating Excellence at Pilkington PLC (formerly Libbey-Owens-Ford) in Toledo, Ohio. Additionally, he was Plant Manager at Bosch Braking Systems machining and assembly plant in Ashland, Ohio. Before that, Mr. Kopkowski served in a variety of management roles in operations and engineering, at AlliedSignal Braking Systems and, earlier in his career, Bendix Automotive Brake Systems, in both South Bend, Indiana and St. Joseph, Michigan.

Mr. Kopkowski received his Bachelor of Science degree in mechanical engineering from Purdue University in West Lafayette, Indiana, and his Master of Arts degree in management from Nazareth College in Kalamazoo, Michigan. He is also a licensed Professional Engineer in the State of Michigan, an ASQ Certified Quality Engineer and functioned as a Leadership Six Sigma Master Black Belt.

“Ed is the right person to assume this role at this time,” said Mr. Clawson. “He brings a unique blend of a focused operational excellence background with a tremendous amount of manufacturing savvy. The transition should be seamless.”

Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 43 facilities and one joint venture in 14 countries and approximately 11,000 employees worldwide.

This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.

Contact: Marika P. Diamond, 734.737.5162